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                                                                    EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Banknorth Group, Inc.
Burlington, Vermont:

We consent to the incorporation by reference in the Current Report on Form 8-K of Banknorth Group, Inc. (formerly Peoples Heritage Financial Group, Inc.) related to the consummation of the merger between Peoples Heritage Financial Group, Inc. and Banknorth Group, Inc. of our audit report dated January 19, 2000, relating to the consolidated balance sheets of the Company as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the 1999 Annual Report on Form 10-K of the Company.


                                                                  /s/ KPMG LLP

Albany, New York
May 10, 2000